Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 1, 2009 (the “Effective Date”) by and between Tropicana Las Vegas, Inc. (the “Company”) and Alex Yemenidjian (“Executive”).

WHEREAS, Executive and the Company desire to enter into an employment relationship;

WHEREAS, the Company and Executive (the “Parties”) wish to specify in writing the terms under which Executive is employed.

THEREFORE, the Parties agree as follows:

1.                                 EMPLOYMENT PERIOD.

1.1          Employment Period. This Agreement shall commence on the Effective Date and shall continue on an at-will basis on the terms and conditions set forth below until Executive’s employment is terminated as provided in Section 5. The period during which Executive’s employment continues in effect shall be referred to as the “Employment Period.” In the event that Executive ceases to be employed by the Company, any Affiliated Company (as defined below) and/or any Operating Company (as defined in the limited partnership agreement of Onex Armenco Gaming, LP) (together, with the Company and each Affiliated Company, the “Subject Companies”) for any reason specified in Section 5, Executive’s employment in respect of all positions he holds with each such Subject Company shall also be terminated immediately thereafter.

2.                                 DUTIES AND RESPONSIBILITIES.

2.1          Position and Duties. Executive shall serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company, and shall report directly to the Company’s Board of Directors (the “Board”). Executive shall have such authority, duties and responsibilities as ordinarily assigned to an employee holding such position. Executive shall also have such additional authority, duties and responsibilities as assigned to Executive by the Board from time to time with Executive’s consent.

2.2          Devotion of Time and Effort. Executive shall use Executive’s good faith best efforts and judgment in performing Executive’s duties as required hereunder and shall act in the best interests of the Company. Executive shall devote substantially all of Executive’s business time, attention and energies to the business of the Company and any other entity that is an affiliate of the Company (each, an “Affiliated Company”) and for which Executive agrees to perform services, except as otherwise permitted in accordance with Section 2.3.

2.3          Other Activities. Executive may engage in other activities for Executive’s own account while employed hereunder, including without limitation, charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of Executive’s duties hereunder.

3.                                      COMPENSATION.

3.1          Base Compensation. Executive shall be paid a salary of $800,000 annually (the “Base Compensation”) from the date hereof until the Renovation Completion Date (as defined below), provided that, in the event Executive concurrently acts as Chairman of the Board and chief executive officer of any Affiliated Company, the Company shall be required to pay only a proportionate share of such Base Compensation. The Base Compensation shall be paid at periodic intervals in accordance with the Company’s payroll practices for salaried employees. The Base Compensation shall be reviewed at least annually, and shall (a) be increased by not less than a relative increase commensurate with the rise in the cost-of-living index (or such greater amount as may be determined), but in no event shall it be decreased and (b) as soon as practicable following the Renovation Completion Date, be increased to an amount commensurate with the base compensation payable to individuals serving as Chief Executive Officer and Chairman of the Board of similar casino and gaming companies taking into account Executive’s stature in the casino and gaming industry. If the Executive and the Board cannot agree to the amount to be paid pursuant to clause (b) of the prior sentence or the bonus target in Section 3.3, the Board shall retain a nationally-recognized compensation consulting firm to determine the base salary and performance bonus target. In the event that the Base Compensation is increased according to this Section 3.1, the new rate of compensation shall be the Base Compensation for purposes of this Agreement thereafter.

3.2          “Renovation Completion Date” shall mean the date that renovation of the Tropicana Casino in Las Vegas is substantially complete, as such date is determined by the Board acting in good faith.

3.3          Bonus Compensation. For the period beginning on the Renovation Completion Date until December 31, 2010 and for each calendar year thereafter during the Employment Period, Executive shall be eligible to receive a cash bonus (the “Performance Bonus”) with a target award commensurate with Executive’s stature in the gaming industry, but such target award shall not be less than one hundred percent (100%) of Executive’s Base Compensation payable with respect to the year for which the Performance Bonus relates and, in the case of the period from the Renovation Completion Date until December 31, 2010, such target award shall be $800,000 multiplied by a fraction equal to the number of days in such period divided by 365 (or, if Executive’s annualized Base Compensation is greater than $800,000, Executive’s annualized Base Compensation payable with respect to the 2010 calendar year multiplied by such fraction). The actual amount of the Performance Bonus awarded for any year may differ from the targeted amount as reasonably determined by the Compensation Committee (the “Committee”) of the Board based on Executive’s achievement of certain individual performance goals and the Company’s achievement of certain operating, financial or other corporate goals established by the Committee. The Performance Bonus shall be paid no later than March 15 of the year following the year for which the Performance Bonus was awarded; provided that, Executive remains employed by the Company through the end of the year for which the Performance Bonus is awarded and through such payment date.

3.4          Benefits. During the Employment Period, Executive shall be entitled to participate in all pension, 401(k) and other employee benefit plans, including without limitation, medical, dental, vision, disability and life insurance plans, in accordance with the terms of such plans or policies as they may be in effect from time to time, on the same basis as other top executive-level employees of the Company. If not available through the Company’s employee benefit plans, the Company shall also provide, at no cost to Executive, term life insurance in a minimum amount of up to $10,000,000 (with the beneficiary thereof to be designated by Executive), and shall provide long-term disability insurance with an annual benefit equal to Executive’s Base Compensation and target Performance Bonus, payable in the event of a termination under Section 5.3.

3.5          Vacation. Executive shall be entitled to four weeks of paid vacation annually during the Employment Period. Executive’s vacation pay shall not be subject to the Company’s policies applicable to non-executive employees concerning accrual, use and scheduling of vacation, as such policies may be in effect from time to time. Executive’s vacation pay shall vest in equal increments each pay period during each year and any accrued, unused vacation shall be paid to Executive at the Base Compensation rate in effect at the time of termination, and shall not be subject to any cap or forfeiture at any time.

3.6          Business Expenses. (a) Executive shall be entitled to reimbursement of reasonable business expenses actually incurred by Executive in accordance with Company policies, as they may be in effect from time to time. With respect to airline tickets, the Company shall reimburse executive for first class airfare. It is understood and agreed by the Parties that Executive may, upon his reasonable business determination that use of a private aircraft is reasonably necessary for the efficient management of the business, cause the Company to charter an aircraft suitable, in Executive’s reasonable determination, for Executive’s business travel, and, subject to the approval of the Board, acquire or lease such an aircraft. All expense reimbursements shall be made not later than thirty (30) days after submission of a request for reimbursement by Executive with appropriate supporting evidence of the expense.

(b)           From the date hereof until the determination of the Executive’s increased Base Compensation as contemplated by clause (b) of the third sentence of Section 3.1, Executive shall also be paid an additional amount each calendar month as a stipend for living expenses in Las Vegas, Nevada in an amount equal to $10,000 divided by 1.0 less the highest marginal federal income tax rate for individuals then in effect under Section 1 of the Internal Revenue Code of 1986, as amended (or any successor provision at law).

4.                                      CONFIDENTIAL INFORMATION.

During the Employment Period, Executive will have access to and become acquainted with various information relating to the Company’s business operations, including customer and supply lists, customer files, marketing data, business plans, strategies, employee lists, contracts, financial records and accounts, products in development, product plans, projections and budgets, and similar information. Executive agrees that to the extent such information is not generally known to or available to the public and/or the industry, such information and documents constitute “Confidential Information” of the Company. Confidential Information shall not include information which is generally known to the public or in the industry or which becomes known other than through a breach of this Agreement by Executive. Executive further agrees that any documents relating to the business of the Company, whether they are prepared by Executive or come into Executive’s possession in any other way, are owned by the Company, shall remain the exclusive property of the Company, and must be returned to the Company upon termination of employment. Executive shall not use any Confidential Information of the Company, directly or indirectly, for Executive’s own benefit, or the benefit of any person or entity other than the Company, nor shall Executive disclose Confidential Information to any person or entity other than the Company and its employees or other persons authorized by the Company to receive the information, either during the Employment Period or at any time thereafter, except as may be appropriate for Executive to perform Executive’s duties as an employee, officer and/or director, directly or indirectly, of the Company.

5.                                      TERMINATION OF EMPLOYMENT

5.1          In General. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement only as described below in Sections 5.2-5.7.

5.2          Death. Executive’s employment shall terminate on the date of Executive’s death.

5.3          Disability. Unless prohibited by law, the Company may terminate Executive’s employment if Executive becomes Disabled, as defined below, at any time upon a vote in favor of termination because Executive is Disabled by the Board of Directors and written notice to Executive specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. For purposes of this Section 5.3, the term “Disabled” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue to perform the essential functions of Executive’s job with or without accommodation hereunder for six (6) consecutive calendar months or for shorter periods aggregating one hundred twenty-five (125) business days in any twelve (12) month period.

5.4          By the Company For Cause. The Company may terminate Executive’s employment for Cause, as defined below in this Section 5.4, as follows: if the action(s) or inaction(s) that the Company is relying upon Cause is/are curable, subject to remedy or correctable, the Board shall provide Executive with a written notice of its intention to terminate for Cause and permit Executive not less than thirty (30) days opportunity to cure. The notice shall specify the subpart(s) of this Section 5.4 and the facts the Board contends give rise to Cause to terminate. If Executive has not timely cured or such action(s) or inaction(s) is/are not capable of being cured, the Board may terminate Executive’s employment for Cause upon a vote in favor of termination for Cause by the members of the Board immediately upon written notice to Executive. The notice shall specify the subpart(s) of this Section 5.4 and the facts relied upon by the Board to determine that Cause exists.

For purposes of this Agreement, “Cause” shall mean:

(a)           Executive’s conviction or indictment of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or misdemeanor involving moral turpitude;

(b)           any willful act or willful omission on Executive’s part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates;

(c)             a material breach by the Executive, Armenco or the Trust (each as defined in the Holdings Agreement) of any restrictive covenants contained in Section 9.1 of the Agreement of Limited Partnership of Onex Armenco Gaming, LP (the “Partnership”), as amended or restated from time to time (as so amended or restated, the “Holdings Agreement”) or material breach by the Executive, Armenco, the Trust or their respective Affiliates of any other obligation for the benefit of the Company, the Partnership, Onex GP, Onex LP or their respective Affiliates under a partnership, limited liability company or shareholder agreement;

(d)             the failure of the Executive to obtain any requisite license, permit or approval based on suitability from any government authority (the “Authorities”), including any gaming or liquor license, permit or approval, in each case that would preclude the Executive from carrying out his essential duties under in this Agreement;

(e)             if, after the initial receipt by the Executive of any requisite license, permit or approval from the Authorities, the employment of the Executive materially precludes, materially adversely affects or unduly delays the issuance of, or result in the imposition of unduly burdensome terms and conditions on, or revocation of, any liquor, gaming or other license, permit or approval, necessary or appropriate to the proposed, contemplated or actual operations of the Company;

(f)              any of the Authorities commences or notifies the Company in writing that it will commence any suit or proceeding against the Company or any affiliate of the Company, or to terminate or deny, any requisite license, permit, finding of suitability, or any other approval of the Company or any affiliate of the Company, by or from any of the Authorities, as a result of the Company’s association with the Executive; or

(g)             if Landlord (as defined below) terminates the Lease Agreement (the “Gaming Lease”) entered into as of the 1st day of July, 2009, by and between Tropicana Las Vegas, Inc., a Nevada corporation (“Landlord”) and Armenco Holdings, LLC, a California limited liability company (“Tenant”) by reason of event of default under section 14 of the Gaming Lease.

The Company must give written notice of its intention to terminate within thirty (30) days of the occurrence of the facts it cites as grounds to terminate for Cause, or it may not terminate Executive’s employment for Cause based upon those facts. For the avoidance of doubt, any termination of Executive’s employment with the Company pursuant to Section 1.1 following the termination of Executive’s employment with any other Subject Company for Cause shall constitute a termination by the Company for Cause.

5.5          By the Company with Valid Basis. The Company may terminate Executive’s employment with Valid Basis, as defined below in this Section 5.5, as follows: if action(s) or inaction(s) that the Company is relying upon as a Valid Basis is/are curable, subject to remedy or correctable, the Board shall provide Executive with a written notice of its intention to terminate with Valid Basis and permit Executive not less than thirty (30) days opportunity to cure. The notice shall specify the subpart(s) of this Section 5.5 and the facts the Board contends give rise to a Valid Basis to terminate. If Executive has not timely cured or such action(s) or inaction(s) is/are not capable of being cured, the Board may terminate Executive’s employment with Valid

Basis upon a vote in favor of termination with Valid Basis by the members of the Board immediately upon written notice to Executive. The notice shall specify the subpart(s) of this Section 5.5 and the facts relied upon by the Board to determine that Valid Basis exists.

For purposes of this Agreement, “Valid Basis” shall mean:

(a)           the Company’s failure to achieve at least 85% of planned/budgeted EBITDA for any two consecutive full fiscal years starting with the first full fiscal year beginning not less than six months following the Effective Date, unless the shortfall is primarily attributable to external factors that could not reasonably have been anticipated or mitigated; or

(b)           Executive’s material and continuing failure to perform effectively the duties of his position (other than as a result of a Disability), which failure continues following written notice from the Board describing the deficiency.

The Company must give written notice of its intention to terminate within thirty (30) days of the occurrence of the facts it cites as grounds to terminate with Valid Basis, or it may not terminate Executive’s employment with Valid Basis based upon those facts.

Any purported termination of Executive’s employment that does not satisfy the requirements of Section 5.4 or Section 5.5 shall be ineffective, and Executive’s employment, and the Company’s obligations under this Agreement, shall continue in full force and effect; provided, however, that the Company may not rely upon any failure to perform by Executive during any period following the Company’s notice of termination and the determination that such termination is ineffective as a basis to terminate Executive’s employment on a “Valid Basis”.

For the avoidance of doubt, any termination of Executive’s employment with the Company pursuant to Section 1.1 following the termination of Executive’s employment with any other Subject Company with Valid Basis shall constitute a termination by the Company with Valid Basis.

5.6          By Executive For Good Reason. Executive may terminate Executive’s employment for Good Reason, as defined below in this Section 5.6, at any time upon written notice to the Company specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. Such notice shall specify the subpart(s) of this Section 5.6 and the facts relied upon by Executive to determine that Good Reason exists. If the Company cures the breach or violation cited in the notice prior to the date of termination specified in the notice, Executive may not terminate Executive’s employment for Good Reason. Between the date notice is given and the date of termination, Executive shall not be employed by any other person or entity, and shall continue to perform Executive’s duties for the Company to the extent Executive is requested by the Company to do so. The Company may relieve Executive of some or all of Executive’s duties between the date notice is given and the date of termination, and such action shall not constitute Good Reason for Executive to terminate Executive’s employment under this Section 5.6.

For purposes of this Agreement, “Good Reason” shall mean:

(a)           The Company’s material breach of this Agreement, or its obligations to Executive under a partnership, limited liability company or shareholder agreement; a material breach by the Onex GP or Onex LP (each as defined in the Holdings Agreement) of any restrictive covenants contained in Section 9.1 of the Holdings Agreement or material breach by Onex GP, Onex LP or their respective Affiliates of any other obligation for the benefit of the Company, the Partnership, Executive, Armenco, the Trust or their respective Affiliates under a partnership, limited liability company or shareholder agreement;

(b)           a material, substantial, and permanent reduction in Executive’s duties, responsibilities or authority at the Company without Executive’s prior written consent;

(c)           the conviction, indictment, or entering a plea of guilty or nolo contendere to a crime that constitutes a felony or misdemeanor involving moral turpitude of Gerald W. Schwartz or Timothy A.R. Duncanson (the “Onex GP Designees”);

(d)           the failure of any of the Onex GP Designees to obtain any requisite license, permit or approval based on suitability from any government authority (the “Authorities”), including any gaming or liquor license, permit or approval, in each case that would preclude Executive from carrying out his essential duties under in this Agreement;

(e)           if, after the initial receipt by any of the Onex GP Designees of any requisite license, permit or approval from the Authorities, the participation as a partner, member, shareholder or other ownership interest or the membership on the Board of Directors of any of the Onex GP Designees materially precludes, materially adversely affects or unduly delays the issuance of, or result in the imposition of unduly burdensome terms and conditions on, or revocation of, any liquor, gaming or other license, permit or approval, necessary or appropriate to the proposed, contemplated or actual operations of the Company;

(f)            any of the Authorities commences or notifies the Company in writing that it will commence any suit or proceeding against the Company or any affiliate of the Company, or to terminate or deny, any requisite license, permit, finding of suitability, or any other approval of the Company or any affiliate of the Company, by or from any of the Authorities, as a result of the Company’s association with any of the Onex GP Designees; or

(g)           if Tenant terminates the Gaming Lease by reason of an event of default under section 14 of the Gaming Lease.

Executive shall be deemed to have waived Executive’s right to terminate for Good Reason with respect to any such breach or action if Executive does not notify the Company in writing of such breach or action within thirty (30) days from when Executive has actual knowledge of the event that gives rise to such breach or action.

In the event that Executive delivers notice of termination of his employment hereunder for Good Reason and based upon an Onex Designee meeting any of the criteria of clauses (c) through (f) as the cause of such Good Reason, then such Good Reason may be cured by removing such Onex Designee from the affairs of the Company within 30 days of receipt of such notice if, and only if (for purposes of clauses (d) through (f)) such removal also causes the criteria described therein no longer to be satisfied.

For the avoidance of doubt, any termination of Executive’s employment with the Company pursuant to Section 1.1 following the Executive’s termination of employment with any other Subject Company for Good Reason shall constitute a termination by Executive for Good Reason.

5.7          By Executive Without Good Reason. Executive may terminate Executive’s employment without Good Reason, as defined in Section 5.6 upon written notice to the Company specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. Between the date notice is given and the date of termination, Executive shall not be employed by any other person or entity, and shall continue to perform Executive’s duties for the Company to the extent Executive is requested by the Company to do so. For the avoidance of doubt, any termination of Executive’s employment with the Company pursuant to Section 1.1 following the Executive’s termination of employment with any other Subject Company without Good Reason shall constitute a termination by Executive without Good Reason.

5.8          Return of Property. Upon termination of Executive’s employment, Executive shall return to the Company any and all Company property, materials, or equipment in Executive’s possession.

5.9          Severance.

(a)             Termination by Company for Cause or by Executive Without Good Reason. In the event that Executive’s employment terminates pursuant to Section 5.4 (For Cause) or Section 5.7 (Without Good Reason) at any time: (i) Executive, if requested and able to do so, shall continue to render services to the Company pursuant to this Agreement until the Effective Date of Termination, as defined in this Section 5.9; (ii) Executive shall continue to receive Executive’s Base Compensation earned and benefits accrued as provided under this Agreement through the Effective Date of Termination; and (iii) after the Effective Date of Termination, Executive shall have no further right to receive compensation, benefits or other consideration from the Company, and Executive shall not be entitled to any severance payments or benefits, or as required by applicable law or the Company’s pension or welfare benefit plans. The “Effective Date of Termination” shall be the date specified in the written notice of termination for a termination under Sections 5.4, 5.5, 5.6 or 5.7.

(b)             Termination by Company with Valid Basis or by Executive for Good Reason. In the event that Executive is terminated pursuant to Section 5.5 (with Valid Basis) or pursuant to Section 5.6 (For Good Reason) at any time: (i) Executive, if requested and able to do so, shall continue to render services to the Company pursuant to this Agreement until the Effective Date of Termination; and (ii) Executive shall continue to receive Executive’s Base Compensation earned and benefits accrued as provided in this Agreement only through the Effective Date of Termination. Subject to Section 5.9(c) below, in the event that Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) by reason of (1) a termination of Executive’s employment by the Company pursuant to Section 5.5 (with Valid Basis) or (2) a termination of Executive’s employment by Executive pursuant to clause (a) of Section 5.6 (For

Good Reason), Executive shall be paid a lump sum severance payment of an amount equal to five times the Base Compensation within 60 days after the date of Executive’s Separation from Service (the “Severance Payment”); provided however, that Executive shall be entitled to the Severance Payment if and only if Executive has executed and delivered to the Company a general release in the form attached hereto as Exhibit A (the “General Release”).

(c)           Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 5.9, shall be paid to Executive during the 6-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period, plus interest credited from the date of Executive’s Separation from Service to the date of payment at the “applicable federal rate” provided for in Section 7872(f)(2)(A) of the Code in effect as of the date of such Separation from Service.

5.10        Certain Additional Payments. If any payment or benefit received or to be received by Executive in connection with a change in control or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with the Company) (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Code, as amended, the Company will pay to Executive, within thirty (30) days of any payments giving rise to excise tax, an additional amount (the “gross-up payment”) such that the net amount retained by Executive, after deduction of any excise tax on the Total Payments and any federal, state and local income and employment tax and excise tax on the gross-up payment provided for by this Section 5.10, will equal the Total Payments. For purposes of determining the amount of the gross-up payment, Executive will be deemed to pay federal, state and local income taxes at Executive’s actual marginal rate of federal, state and local income taxation in the calendar year that the payment or benefit to which the excise tax relates is to be made or provided, net of the maximum reduction in federal income taxes that could be obtained at that time by Executive by deducting such state and local taxes. For purposes of determining whether any of the Total Payments would not be deductible by the Company and would be subject to the excise tax, and the amount of such excise tax, (1) Total Payments will be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all parachute payments in excess of the base amount within the meaning of Section 280G(b)(3) will be treated as subject to the excise tax unless, in the opinion of tax counsel selected by the Company’s independent auditors prior to the change in control and acceptable to Executive, such Total Payments (in whole or in part) are not parachute payments, or such parachute payments in excess of the base amount (in whole or in part) are otherwise not subject to the excise tax, and (2) the value of any non-cash benefits or any deferred payment will be determined by the Company’s independent auditors in accordance with Sections 280G(d)(3) and (4) of the Code. If the excise tax is subsequently determined to be less than the amount originally taken into account hereunder, Executive will repay to the Company, when such reduction in excise tax is finally determined, the portion of the gross-up payment attributable to such reduction. If the excise tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment, the existence or amount of which cannot be determined at the time of the gross-up payment), the Company will make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) when such excess if finally determined. The gross-up payment and any payment of any income or other taxes to be paid by the Company under this Section 5.10 shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.

5.11        No Duty to Mitigate. Executive shall be entitled to the full severance benefits provided under this Section 5, without regard to Executive’s efforts or lack of efforts to obtain alternative employment, and the severance benefits provided to Executive shall not be reduced by any amounts received by Executive from any other source.

6.                                      ARBITRATION AGREEMENT.

6.1          Claims Subject to Arbitration.

(a)             Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to this Agreement or the obligations of the parties hereunder including without limitation any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), shall be resolved solely and exclusively in accordance with the procedures specified in this Section 6.1. The Parties shall attempt in good faith to settle any Dispute by mutual discussions within thirty (30) days after the date that one Party gives notice to the other Parties of such a Dispute. If such Dispute is not resolved within such thirty (30) day period, the dispute shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be presided over by a single arbitrator appointed in accordance with such Rules and held in Las Vegas, Nevada or at such other location as the Parties involved in the applicable Dispute may agree. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ and other professional fees and costs of the prevailing party.

(b)             To the extent that any Party (including assignees of any Party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, from suit, from the jurisdiction of any court, from an interlocutory order or injunction or the enforcement of the same against its property in such court, from attachment prior to judgment, from attachment in aid of execution of an arbitral award or judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), each Party hereby irrevocably agrees not to claim, and hereby irrevocably waives, such immunity.

(c)           This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any Party.

6.2          Waiver of Right to Jury. Both the Company and Executive understand that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 7.

7.                                      GENERAL PROVISIONS.

7.1          Withholding. The Company shall deduct and withhold from any payments to Executive, including but not limited to payments of Executive’s Base Compensation and Bonus Compensation, any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders. The Company shall also deduct such amounts as may be authorized by Executive from time to time.

7.2          Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity which is a successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

7.3          Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if: (i) personally delivered, when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; (ii) the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and (iii) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:

Tropicana Las Vegas, Inc.

3801 Las Vegas Blvd South

Las Vegas, Nevada 89109

Attention: Joanne M. Beckett, Esq.

Telephone: (702) 739-3530

Telecopy: (702) 739-5107

with mandatory copies to (which copies shall not constitute notice hereunder):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Jennifer Perkins, Esq.

Telephone: 212-906-1200

Telecopy: 212-751-4864

Email: jennifer.perkins@lw.com

and

Onex Corporation

Canada Trust Tower

161 Bay Street - 49th Floor

P.O. Box 700

Toronto, Ontario M5J 251

Canada

Attention: Andrea Daly, Esq.

Telephone: 416-874-1209

Telecopy: 416-362-5765

Email: ADaly@onex.com

If to Executive:

Alex Yemenidjian

Tropicana Las Vegas, Inc.

3801 Las Vegas Blvd. South

Los Vegas, NV

Telephone: (702) 739-3530

Telecopy: (702) 739-5107

Email: alexy@armencoholdings.com

and

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Charles M. Nathan, Esq.

Telephone: 212-906-1730

Telecopy: 212-751-4864

E-mail: charles.nathan@lw.com

Any party may change its address for the purpose of this Section 7.3 by giving the other party written notice of its new address in the manner set forth above.

7.4          Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior representations, warranties, agreements and understandings, both written and oral, made by the Company or any of its affiliates, representatives or agents with respect to the terms and conditions of Executive’s employment; provided, however, that this Agreement shall: (a) supplement, not supersede, any prior agreements concerning the Confidential Information or other intellectual property of the Company, and any conflicts or inconsistencies between such agreements shall be resolved so that the provision providing greater rights to the Company shall prevail; and (b) not supersede, limit or amend Executive’s rights under any equity-based compensation arrangement, including without limitation any options or restricted stock granted to Executive, except as expressly set forth in this Agreement.

7.5          Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

7.6          Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.

7.7          Attorneys’ Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, each of the parties hereto shall be responsible for payment of their own attorneys’ fees and other costs incurred by them in that action or proceeding, without regard to whomever is the prevailing party in such action or proceeding with respect to such claims, except as otherwise provided in Section 6.

7.8          Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.

7.9          Cooperation. During Executive’s employment with the Company and thereafter, Executive agrees to cooperate with the Company and its agents, accountants and attorneys concerning any matter with which Executive was involved during Executive’s employment. Such cooperation shall include, but not be limited to, providing information, meeting with and reviewing documents provided by the Company and its agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and making himself available for depositions and hearings, if requested and upon reasonable notice. If

Executive’s cooperation is required after the termination of Executive’s employment, the Company shall reimburse Executive for any reasonable out of pocket expenses incurred and any wages lost by Executive in the course of performing his obligations hereunder.

7.10        Headings. The headings contained in this Agreement are provided solely for the Parties’ convenience and shall not be deemed to alter the meaning of the text of the Agreement.

7.11        Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “or” is used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

7.12        Survival. The expiration or termination of the Employment Period shall not impair: (i) the rights or obligations of any party hereto under Sections 4, 6 and 7, or (ii) the Company’s obligation to make and Executive’s right to receive any payment pursuant to Section 5.9 through 5.11 if such right accrued prior to or as a result of the expiration or termination.

7.13        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

7.14        Code Section 409A.

(a)           The payments and benefits under this Agreement are intended to comply with or be exempt from the application of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if Executive determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company agrees to adopt such amendments to this Agreement or take such other actions as necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(b)           To the extent that any reimbursements or corresponding in-kind benefits provided to Executive under this Agreement, including without limitation under Sections 3.5 and 7.9 hereof, are deemed to constitute compensation to Executive, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

TROPICANA LAS VEGAS, INC.

/s/ Timothy A.R. Duncanson
By: Timothy A.R. Duncanson
Its: Director

EXECUTIVE

/s/ Alex Yemenidjian
Alex Yemenidjian

Exhibit A

GENERAL RELEASE AGREEMENT

This General Release of Claims (this “Release”) is made by Alex Yemenidjian (“Executive”) in favor of [      ] (the “Company”) and the “Company Releasees” (as defined below), as of the date of Executive’s execution of this Release.

1.                                      RELEASE

1.1          General Release

In exchange for the Severance Payment as defined in the Employment Agreement entered into by and between the Company and Executive, dated as of July 1, 2009 to which this Release is an exhibit (the “Employment Agreement”), Executive does hereby release and forever discharge the “Company Releasees” herein, consisting of the Company, its parent, subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, members, stockholders, predecessors, successors, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all Claims, as defined in Section 1.2.

1.2          Claims Released

The “Claims” released herein are any and all claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), that Executive now has or may hereafter have against the Company Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Release, excluding the “Unreleased Claims,” as defined in Section 1.3. The Claims released hereunder include, without limitation, any alleged breach of any express or implied agreement (including without limitation the Employment Agreement); any alleged torts or other alleged legal restrictions relating to the Executive’s service to the Company and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under: the Age Discrimination in Employment Act as amended, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102, 69 Ops. Cal. Atty. Gen. 80 (1986); California Labor Code §§ 1102.5(a), (b); the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.;

the California Corporate Criminal Liability Act, Cal. Penal Code § 387; or under the California Labor Code); and any federal, state or local laws of similar effect. Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of California. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT ALL RIGHTS UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA ARE EXPRESSLY WAIVED BY EXECUTIVE. Section 1542 reads as follows:

SECTION 1542. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

1.3          Claims Not Released

This release shall not apply to the “Unreleased Claims.” The “Unreleased Claims” shall refer to:

(a)              the Company’s obligations to provide the Severance Payment under the Employment Agreement,

(b)              Executive’s rights to indemnification under the insurance policies of the Company Releasees, or any of them, the formation and governing documents (including without limitation the articles and bylaws) of the Company Releasees, or any of them, or applicable law;

(c)              Executive’s rights under applicable workers’ compensation and/or unemployment compensation laws;

(d)              Executive’s vested rights under any retirement benefit plan, welfare benefit plan or equity compensation plan (including without limitation, any stock option or restricted stock plan) of the Company;

(e)              Executive’s right to payment of any compensation earned prior to the Effective Date of Termination, as defined in the Employment Agreement;

(f)               Executive’s right to payment of any un-reimbursed business expenses;

(g)              Executive’s rights under any agreement entered into between Executive and the Company Releasees, or any of them, entered into after the Date of the Employment Agreement;

(h)              Executive’s rights as a shareholder, member, partner or investor in the Company Releasees or any of them; and

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(i)            any other rights that may not be waived by private agreement.

1.4          Rights Under the Older Worker’s Benefit Protection Act

Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which Executive has or may have under the Older Worker’s Benefit Protection Act and the ADEA. The following terms and conditions apply to and are part of the waiver and release of the Older Worker’s Benefit Protection Act claims and ADEA claims under this Release:

(a)              This paragraph and this Release are written in a manner calculated to be understood by Executive.

(b)              The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Executive signs this Release.

(c)              The Severance Benefits (as defined in the Employment Agreement) provide for consideration in exchange for this release in addition to anything of value to which Executive is already entitled.

(d)              Executive has been advised to consult an attorney before signing this Release and the Employment Agreement.

(e)              Executive has been granted not less than twenty-one (21) days after Executive is presented with this Release and the Effective Date of Termination (as defined in the Employment Agreement) to decide whether or not to sign this Release. If Executive executes this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(f)               Executive has the right to revoke this Release within seven (7) days of signing this Release. In the event this Release is revoked, Executive understands that this Release will be null and void, and Executive will not be entitled to the Severance Benefits, which are expressly conditioned upon the execution and non-revocation of this Release. Executive further understands that he shall not be entitled to receive the Severance Benefits until after the expiration of such revocation period and, then, if and only if Executive has not exercised his right of revocation.

If Executive wishes to revoke this Release, Executive shall deliver written notice stating Executive’s intent to revoke this Release to the General Counsel at the offices of the Company, on or before 5:00 p.m. on the seventh (7th) day after the date on which Executive signs this Release.

1.5          No Assignment

Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Executive may have against

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the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Executive.

1.6          No Actions

Executive agrees that if Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then Executive will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that Executive shall not be obligated to pay the Company Releasees’ attorneys’ fees to the extent such fees are attributable to claims under the ADEA or a challenge to the validity of the release of claims under the ADEA.

2.                                      MISCELLANEOUS

2.1          No Admission

Executive understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees.

2.2          Severability

The provisions of this Release are severable, and if any part of this Release is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.

2.3          No Encouragement of Actions Against the Company

Executive agrees that except to the extent required by law, Executive will not assist any person in bringing or pursuing legal action against the Company, its agents, successors, representatives, employees and related and/or affiliated companies, based on events occurring prior to Executive’s execution of this Release. Nothing contained in this Release shall be interpreted to discourage or prohibit Executive with cooperating with any federal, state, local or foreign law enforcement authority in an civil or criminal investigation or prosecution by such authority.

2.4          Headings

The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.

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2.5          Construction of Release

Executive has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

Executive

Date:
Alex Yemenidjian

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